CONTACT           Steven O. Cordier                                 Exhibit 99.1
                  Vice President and CFO
                  Penford Corporation
                  303-649-1900
                  steve.cordier@penx.com


       PENFORD CORPORATION ANNOUNCES THIRD QUARTER AND NINE MONTH RESULTS


ENGLEWOOD, CO., JUNE 19, 2003 - Penford Corporation (NASDAQ: PENX) today reported financial results for the third quarter and first nine months of fiscal year 2003. For the quarter ended May 31, 2003, consolidated sales increased 12% to $66.0 million from $59.1 million for the same quarter last year. Net income for the third quarter of fiscal 2003 increased 24% to $1.8 million, or $0.21 per diluted share, from $1.4 million, or $0.18 per diluted share for the prior year quarter.

Sales for the nine months ended May 31, 2003 increased 14% to $193.8 million from $170.3 million in fiscal 2002. Net income rose to $6.6 million from $2.8 million a year ago. Diluted earnings per share for the first nine months of fiscal 2003 were $0.82 compared with $0.36 last year. The results for the nine months ended May 31, 2003 included a previously discussed $1.9 million pre-tax gain on the sale of the Company's Hi-maize(R) business. The results for the first nine months of fiscal 2002 included a $1.4 million pre-tax restructuring charge related to the Company's relocation of its headquarters to Denver, Colorado.

BUSINESS RESULTS
Third quarter sales increased for the fifth consecutive quarter on higher volumes at all three business units and stronger currency exchange rates at Penford Australia Ltd. The Australian dollar has appreciated by approximately 15% compared with the third quarter of fiscal 2002. Gross margins for the period declined by 10% from a year ago reflecting additional costs to acquire grain for our Australian operations and higher energy costs to dry our products throughout North America. Grain prices in Australia are approximately 25% higher than last year and average "spot" natural gas prices in the U.S. have increased 75% from the third quarter of fiscal 2002. Total operating expenses were held constant with the prior year. Despite these efforts, income from operations declined by 21% from the same period a year ago.


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Interest expense for the third quarter fell to $1.3 million from $1.6 million a year ago on lower interest rates in the U.S. and reduced debt levels. Income before taxes in the quarter increased 7% to $2.5 million reflecting lower interest charges and royalty income related to the licensing of certain intellectual property rights for the Hi-Maize business. The effective tax rate for the third quarter decreased from the prior year primarily due to changes in Australian tax regulations. Cash from operations in the third quarter increased to $5.3 million from $3.4 million last year and rose to $18.0 million in fiscal 2003 from $16.2 million for the first nine months of fiscal 2002.

Sales at Penford's industrial ingredients business unit rose 7% for the third quarter and 13% year-to-date as volume increases continue in its primary product line. Gross margin as a percent of sales in the third quarter declined to 14.5% from 17.7% last year primarily due to rising energy costs. Cost containment programs reduced the impact from higher natural gas costs but operating income for the third quarter decreased to $2.2 million from $2.9 million a year ago.

The North American food ingredients business reported that sales for the third quarter and first nine months of fiscal 2003 increased 2%. Continued soft demand for our customers' products has reduced volumes in our potato coatings product line and gross margin as a percent of sales in the quarter declined to 25.8% from 31.6% last year from unfavorable product mix changes and reduced plant utilization. Total operating expenses remain below the prior year. Operating income for the third quarter declined to $1.1 million from $1.6 million in fiscal 2002, reflecting the impact of the lower proportional sales of potato coatings products.

Sales at Penford's Australia/New Zealand operations increased 28% in the third quarter and 26% year-to-date. Higher grain input costs reduced gross margin as a percent of sales in the third quarter to 11.4% from 13.3% last year. Income from operations for the quarter rose to $1.2 million from $1.1 million as higher volumes, improved pricing and favorable foreign currency exchange rates more than offset increased grain raw material costs caused by the on-going drought in the region.


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"Each of our business units had to react to a difficult operating environment this quarter. We are encouraged that both volumes and pricing have improved, reducing the impact of sharply higher natural gas and grain costs. These costs have decreased our gross margins as a percent of sales by about 3% in the third quarter and we expect this impact to continue" said Thomas Malkoski, Chief Executive Officer of Penford Corporation. "We are responding to this challenge by controlling expenses while continuing to provide superior service and value to our customers."

Penford Corporation will host a conference call to discuss third quarter financial and operational results today, June 19, 2003 at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time). Access information for the call and web-cast can be found at www.penx.com. A replay will be available at www.penx.com until June 24, 2003.

ABOUT PENFORD CORPORATION
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking and food products. Penford has nine locations in the United States, Australia and New Zealand.

For automated shareholder information, please call 1-888-317-2013.

TABLES TO FOLLOW
This press release contains forward-looking statements concerning the Company's future performance and the prospects for the continuation of current performance trends in fiscal 2003. There are a variety of factors which could cause actual events to differ materially from those projected in the forward-looking statements such as decreases or delays in customer demand or orders, increased competition, decreases in market share, unfavorable changes in product mix, disappointments in product development and commercialization efforts, interest rate and energy cost volatility, foreign exchange rate fluctuations and those listed in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2002.
                                      # # #


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
                                                                              Three months ended          Nine months ended
PENFORD CORPORATION                                                                May 31,                      May 31,
FINANCIAL HIGHLIGHTS                                                        ----------------------      ----------------------
(In thousands except per share data)                                          2003          2002          2003          2002
---------------------------------------------------------------------       --------      --------      --------      --------

                                                    CONSOLIDATED RESULTS

Sales                                                                       $ 66,035      $ 59,137      $193,769      $170,280

Net income                                                                  $  1,755      $  1,420      $  6,639      $  2,804

Earnings per share, diluted                                                 $   0.21      $   0.18      $  0 .82      $   0.36


                                                     RESULTS BY SEGMENT

INDUSTRIAL INGREDIENTS:

Sales                                                                       $ 34,912      $ 32,546      $104,272      $ 92,416
Gross margin                                                                    14.5%         17.7%         15.6%         16.1%
Operating income                                                               2,190         2,917         7,390         6,487

FOOD INGREDIENTS - NORTH AMERICA:

Sales                                                                       $ 10,954      $ 10,729      $ 33,418      $ 32,845
Gross margin                                                                    25.8%         31.6%         28.3%         30.9%
Operating income                                                               1,113         1,581         4,499         4,989

AUSTRALIA/NEW ZEALAND:

Sales                                                                       $ 20,304      $ 15,863      $ 56,551      $ 45,019
Gross margin                                                                    11.4%         13.3%         12.2%         14.5%
Operating income                                                               1,217         1,094         3,682         3,604

                                                                                                      May 31,        August 31,
                                                                                                       2003             2002
                                                                                                   ------------     ------------

Current assets                                                                                     $     73,052     $     62,871
Property, plant and equipment, net                                                                      130,844          132,042
Other assets                                                                                             47,382           44,292
                                                                                                   ------------     ------------
   Total assets                                                                                         251,278          239,205
                                                                                                   ============     ============

Current portion of debt*                                                                                 72,052           18,779
Other current liabilities                                                                                33,093           29,022
Long-term debt                                                                                           10,446           77,632
Other liabilities                                                                                        46,508           44,808
Shareholders' equity                                                                                     89,179           68,964
                                                                                                   ------------     ------------
   Total liabilities and equity                                                                    $    251,278     $    239,205
                                                                                                   ============     ============

* Includes $51 million in revolving loans, representing the scheduled October 31, 2003 expiration of Penford's revolving credit agreements dated November 2000.


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
                                                       Three months ended               Nine months ended
PENFORD CORPORATION                                          May 31,                         May 31,
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)      ---------------------------     ----------------------------
(In thousands except share and per share data)        2003            2002            2003             2002
------------------------------------------------   -----------     -----------     -----------      -----------


Sales                                              $    66,035     $    59,137     $   193,769      $   170,280

Cost of sales                                           55,839          47,870         161,141          138,750
                                                   -----------     -----------     -----------      -----------
   Gross margin                                         10,196          11,267          32,628           31,530

Operating expenses                                       5,786           5,795          17,969           15,854
Research and development expenses                        1,290           1,526           4,036            4,550
Restructure costs, net                                      --              --            (117)           1,383
                                                   -----------     -----------     -----------      -----------

   Income from operations                                3,120           3,946          10,740            9,743

Non-operating income, net                                  627               5           2,809               50
Interest expense                                         1,265           1,633           4,249            5,455
                                                   -----------     -----------     -----------      -----------

   Income before income taxes                            2,482           2,318           9,300            4,338

Income taxes                                               727             898           2,661            1,534
                                                   -----------     -----------     -----------      -----------

Net income                                         $     1,755     $     1,420     $     6,639      $     2,804
                                                   ===========     ===========     ===========      ===========

Weighted average common shares and equivalents
   outstanding, diluted                              8,489,320       7,907,213       8,098,943        7,748,022

Earnings per share, diluted                        $      0.21     $      0.18     $      0.82      $      0.36

Dividends declared per common share                $      0.06     $      0.06     $      0.18      $      0.18


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